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Limoneira Company Appoints Joseph Rumley as Chief Financial Officer

Santa Paula, CA., June 16, 2010 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights throughout California, today announced that Joseph (“Joe”) Rumley was appointed Chief Financial Officer, effective June 15, 2010 and Don Delmatoff will be transitioning from his role as Chief Financial Officer.  Mr. Delmatoff and Mr. Rumley will work together in the following months, to ensure a smooth transition.  Mr. Delmatoff will continue to work for the Company as a compliance officer managing the firm’s internal audit and Sarbanes-Oxley reporting requirements as he transitions towards retirement.

Mr. Delmatoff began his career at Limoneira in 2000 as Controller.  He was named Chief Financial Officer and Corporate Secretary in 2004, and most recently he also served as Vice President of Finance and Administration.

Harold Edwards, the Company’s President and Chief Executive Officer, stated, “We are grateful to Don for all of his contributions to our company over the past ten years.  During his tenure with Limoneira, we grew our core agriculture and rental businesses and made several strategic agribusiness and real estate acquisitions.  Additionally, Don recently led our efforts to list our securities on the NASDAQ Global Market.  I am delighted that Don will continue to be involved with the Company as he transitions towards retirement.”

Mr. Delmatoff stated, “I have truly enjoyed being a part of the Limoneira organization for the past ten years, and I am extremely proud of all that we have achieved.  While I will continue to be involved with Limoneira managing the firm’s internal audit and Sarbanes-Oxley reporting requirements, I believe Joseph Rumley as Chief Financial Officer will be a great addition to the Limoneira team and I am confident that Limoneira will maintain its long standing position as one of the premier integrated agribusinesses.”

Mr. Rumley brings over 25 years of public and private accounting management experience.  Mr. Rumley most recently was an Audit Partner at McGladrey & Pullen LLP.  From 2005 to 2008, he held a similar position at Grant Thornton LLP.  He also served as Audit Director at Deloitte & Touche LLP.  He served public and private companies in Deloitte’s Consumer Business Practice and Enterprise Risk Services from 1996 to 2005.  In all three of these roles, Mr. Rumley planned, conducted, and managed financial and information system audit engagements of privately and publicly owned companies.  Prior to Deloitte & Touche, Mr. Rumley served as Vice President, Finance for two different privately held companies.  Mr. Rumley also served as Controller for Penske Automotive Group from 1990 to 1995.  Mr. Rumley received a BS in Accounting from California State University Northridge and a MBA with an emphasis in Finance from Pepperdine University.  He is a Certified Public Accountant.

Mr. Edwards commented, “We are excited to welcome Joe to the Limoneira team.  Many of our senior team members have worked with Joe in the past as he previously served as the Senior Audit Director at Deloitte & Touche during the period that firm performed our annual audit. With his wealth of experience in public accounting and SEC reporting, he has the ideal background to lead Limoneira through our new era as a NASDAQ listed company.  I am confident that Joe will be instrumental as we execute on our long-term business plan to deliver growth in our agribusiness, rental, and real estate operations.”

Mr. Rumley, the Company’s Chief Financial Officer, stated, “I am pleased to join the Limoneira team during this exciting time.  I look forward to helping the company achieve its operational goals as well as working toward maximizing financial performance and shareholder value.”

About Limoneira Company

Limoneira Company, a 117-year old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 7,300 acres of rich agricultural lands, real estate properties and water rights throughout California. The Company is a leading producer of lemons, avocados, oranges, and other specialty crops that are enjoyed throughout the world.  For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements.   Actual results may differ materially from those expressed or implied in the forward-looking statements.  Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to:  changes in laws, regulations, rules, quotas, tariffs, and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company; and market and pricing risks due to concentrated ownership of stock.  Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov.  Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.